Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Brigham Exploration Company of our report dated February 27, 2006 relating to the consolidated financial statements as of December 31, 2005 and for the two years in the period ended December 31, 2005, which appears in Brigham Exploration Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 9, 2007